Exhibit 16.1

October 15, 2012

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K/A dated October 15, 2012 of Tootie Pie Company, Incorporated (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

 /s/ M&K CPAS, PLLC
M&K CPAS, PLLC
Houston, Texas